Exhibit 99.1

Cellectar Biosciences Announces US and Japanese Patent Allowances for Diagnostic and Optical Imaging PDCs

MADISON, Wis., (December 20, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused clinical stage biotechnology company, today announces two patent allowances for imaging agents delivered via the company’s patented PDC platform. The United States Patent and Trademark Office (“USPTO”) issued patent allowances covering method of use for CLR 124 in the detection of radiation- and chemo-insensitive cancer or cancer metastases. Concurrently, the Japanese patent office granted a composition of matter allowance covering two optical imaging agents in the CLR 1500 series.

“While we remain focused on the development of our phospholipid drug conjugate, or PDC, delivery technology for therapeutic applications, our imaging assets and platform capability represents an excellent partnership opportunity,” said Jim Caruso, president and CEO of Cellectar. “The continued expansion of our intellectual property portfolio provides additional protection and increases the value of our delivery platform to potential partners.”

The USPTO allowance for CLR 124 pertains to the detection of radiation- and chemo-insensitive cancer or cancer metastasis specifically using PET, SPECT or gamma camera scintigraphy, as well as quantitative 3-D imaging with PET/MRI. These allowed claims are a continuation in part of US Patent No. 8,877,160 with coverage extending until March 2, 2025. The Japanese composition of matter allowance for the CLR 1500 series agents using the company’s PDC platform was allowed by the Japanese Patent Office for two additional optical imaging agents for intraoperative imaging of tumors and tumor margins. These CLR 1500 compounds are from a divisional application from JP 5702366 with coverage extending through May 11, 2030.

About Phospholipid Drug Conjugates (PDCs)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in over 70 different xenograft models of cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com